News Release

For Immediate Release:	For More Information,
April 29, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today first quarter net income available to common shareholders of $3,140,000 compared to $5,529,000 reported in the first quarter of 2008.  Earnings per diluted common share were $0.19 in the first quarter of 2009 compared to $0.38 in the first quarter of 2008.  The lower quarterly earnings were caused primarily by higher loan losses that are largely attributable to the recessionary economy.  The Company also recorded preferred stock dividends and accretion related to its issuance of preferred stock to the U.S. Treasury, which reduced earnings per diluted common share.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2009 amounted to $22.1 million, an 11.9% increase over the first quarter of 2008.  The higher net interest income resulted from growth in loans and deposits and was partially offset by a lower net interest margin.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the first quarter of 2009 was 3.68%, an 11 basis point decline from the 3.79% margin realized in the first quarter of 2008 and a two basis point decline from the 3.70% margin realized in the fourth quarter of 2008.  The Company’s net interest margin has been negatively impacted by the Federal Reserve lowering interest rates throughout 2008.  When interest rates are lowered, the Company’s net interest margin declines, at least temporarily, as most of the Company’s adjustable rate loans reprice downward immediately, while rates on the Company’s customer time deposits are fixed, and thus do not adjust downward until they mature.  Assuming a flat interest rate environment for the remainder of 2009, the Company expects its net interest margin to gradually increase as it renews maturing time deposits at lower interest rates.

In the first quarter of 2009, the Company recorded purchase accounting adjustments related to an April 2008 acquisition that increased net interest income by $267,000.  Similar adjustments are expected to amount to only $67,000 per quarter for the remainder of 2009.

Provision for Loan Losses and Asset Quality

Although the Company has no subprime loan exposure, the current economic environment has resulted in an increase in the Company’s loan losses and classified assets, which has led to a higher provision for loan losses.  The Company’s provision for loan losses amounted to $4,485,000 in the first quarter of 2009 compared to $1,533,000 in the first quarter of 2008.  The Company’s ratio of annualized net charge-offs to average loans was

0.34% for the first quarter of 2009 compared to 0.18% in the first quarter of 2008.  The Company’s nonaccrual loans to total loans ratio was 1.61% at March 31, 2009 compared to 0.46% at March 31, 2008.

Although the Company’s asset quality ratios discussed above reflect unfavorable trends, they compare favorably to those typical of the Company’s peers based on public information available.  The table below shows how the Company’s ratios compare to data reported by the Federal Reserve for all bank holding companies with between $1 billion and $3 billion in assets at December 31, 2008 (the most recent information available):

	First Bancorp	Peer Average
Nonaccrual loans as percent of total loans at December 31, 2008	1.20%	2.20%
Net charge-offs to average loans for 2008	0.24%	0.66%

Noninterest Income

Noninterest income amounted to $4.7 million for the first quarter of 2009, an 8.6% decrease from the first quarter of 2008.  The decrease was caused primarily by a nonrecurring gain of $306,000 recorded in the first quarter of 2008 related to the VISA initial public offering that occurred in March 2008, which is included in “Other gains” in the accompanying table.  The Company was a member/owner of VISA and received a portion of VISA’s offering proceeds.

The $4.7 million in noninterest income recorded in the first quarter of 2009 was a decrease from $5.0 million recorded in the fourth quarter of 2008.  This decline was caused primarily by a lower level of service charges on deposits accounts.  Nonsufficient fund charges to overdrawn customers declined by $0.4 million as a result of a lower occurrence of overdrawn accounts.

Noninterest Expenses

Noninterest expenses amounted to $15.9 million in the first quarter of 2009, a 9.2% increase over 2008.  A majority of this increase is attributable to the Company’s growth, including the April 1, 2008 acquisition of Great Pee Dee Bancorp.  Additionally, the Company recorded FDIC insurance expense of $756,000 in the first quarter of 2009 compared to $240,000 in the first quarter of 2008 as a result of the FDIC increasing its premium rates in order to replenish its reserves.  The Company also recorded pension expense amounting to $897,000 in the first quarter of 2009 compared to $606,000 in the first quarter of 2008.  The Company’s pension expense increased in 2009 primarily as a result of investment losses experienced by the pension plan’s assets in 2008.  Partially offsetting the expense increases was a $1.0 million reduction in bonus accruals as a result of the Company suspending its annual incentive plan program due to the current earnings environment.

The $15.9 million in noninterest expense recorded in the first quarter of 2009 was a decrease from $16.1 million recorded in the fourth quarter of 2008.  Within the line item “personnel expense,” salaries expense decreased by $0.6 million, while employee benefits increased by approximately the same amount.  The decrease in salaries expense was primarily a result of the Company freezing salaries and suspending its annual incentive plan program, while the primary reason for the increase in employee benefits relates to the higher pension plan expense.

The Company’s effective tax rate was approximately 37% for each of the three month periods ended March 31, 2009 and 2008.

Preferred Stock Dividends and Accretion

On January 9, 2009, the Company completed the sale of $65 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program.  The preferred stock issued to the Treasury pays dividends at a rate of 5% for the first five years and 9% thereafter.  As part of the program, the Company also issued warrants that give the Treasury the option for the next ten years to purchase a total of 616,038 shares of First Bancorp common stock at an exercise price of $15.82.  (For further information regarding the Capital Purchase Program, see the Company’s 2008 Annual Report on Form 10-K.)

     In the first quarter of 2009, the Company accrued preferred stock dividends of $740,000 and recorded $201,000 in accretion of the discount that was recorded upon the issuance of the preferred stock.

Balance Sheet Growth

Total assets at March 31, 2009 amounted to $2.7 billion, 13.1% higher than a year earlier.  Total loans at March 31, 2009 amounted to $2.2 billion, a 13.1% increase from a year earlier, and total deposits amounted to $2.1 billion at March 31, 2009, an 11.3% increase from a year earlier.  Approximately two-thirds of the balance sheet growth relates to the April 1, 2008 acquisition of Great Pee Dee.

During the first quarter of 2009, the Company experienced a $24 million decrease in loans outstanding and a $64 million increase in deposits.  The decline in loans was due primarily to lower loan demand in this recessionary economy.  The Company is actively seeking to make new loans in order to offset normal principal reductions, as well as to grow its customer base.  During the first quarter of 2009, the Company originated approximately $96 million in new loans (excluding renewals) but received principal paydowns from existing loans that more than offset this new growth.  Deposit growth was strong in the first quarter due to an internal emphasis to grow deposits, with the Company also benefiting from a “flight to quality” to sound banks like First Bank.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “While our earnings were negatively impacted by a higher provision for loan losses, we continue to be a profitable and sound institution.  I am encouraged by underlying trends that position us well for the future.  The spreads we have been realizing on new and renewing loans and deposits have been steadily improving, which should enhance the net interest margin expansion we anticipate over the remainder of 2009.  Also, the high growth in deposits we have achieved recently further strengthens the value of our franchise by providing a relatively low cost funding source for the future.”

Mr. Ocheltree noted the following corporate developments:

•	On March 23, 2009, the Company opened a second branch in Florence, South Carolina located at 2107 West Evans Street.

•
On March 6, 2009, the Company announced a quarterly cash dividend of 8 cents per share payable on April 24, 2009 to shareholders of record on March 31, 2009.  The prior quarterly dividend rate was $0.19 per share.  The dividend rate was reduced in order to conserve capital in light of the current economic conditions.

•
On January 9, 2009, the Company completed the sale of $65 million of preferred stock to the U.S. Treasury Department under the Treasury’s Capital Purchase Program.   The preferred stock issued to the Treasury will pay a dividend of 5% for the first five years and 9% thereafter.  As part of the program, the Treasury also received warrants that give the Treasury the option for the next ten years to purchase a total of 616,308 shares of First Bancorp common stock at an exercise price of $15.82.

•	On January 2, 2009, the Company consolidated its “Primer Banco” branch located in Asheboro with an existing Asheboro First Bank branch located at 2005 North Fayetteville Street.

•	There has been no stock repurchase activity during 2009.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $2.7 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 75 branches, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$32,552	33,939
Interest on investment securities	1,932	1,925
Other interest income	39	443
Total interest income	34,523	36,307	-4.9%
Interest expense
Interest on deposits	11,425	14,400
Other, primarily borrowings	988	2,143
Total interest expense	12,413	16,543	-25.0%
Net interest income	22,110	19,764	11.9%
Provision for loan losses	4,485	1,533	192.6%
Net interest income after provision for loan losses	17,625	18,231	-3.3%
Noninterest income
Service charges on deposit accounts	2,974	3,076
Other service charges, commissions, and fees	1,121	1,187
Fees from presold mortgages	159	198
Commissions from financial product sales	494	399
Data processing fees	29	50
Securities gains (losses)	(63)	─
Other gains	32	285
Total noninterest income	4,746	5,195	-8.6%
Noninterest expenses
Personnel expense	8,826	8,554
Occupancy and equipment expense	2,069	1,987
Intangibles amortization	98	79
Other operating expenses	4,944	3,971
Total noninterest expenses	15,937	14,591	9.2%
Income before income taxes	6,434	8,835	-27.2%
Income taxes	2,353	3,306	-28.8%
Net income	4,081	5,529	-26.2%

Preferred stock dividends and accretion	941	─

Net income available to common shareholders	$3,140	5,529	-43.2%

Earnings per common share – basic	$0.19	0.38	-50.0%
Earnings per common share – diluted	0.19	0.38	-50.0%

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$22,110	19,764
Tax-equivalent adjustment (1)	163	164
Net interest income, tax-equivalent	$22,273	19,928	11.8%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - page 2

	Three Months Ended March 31,		Percent
PERFORMANCE RATIOS (annualized)	2009	2008	Change
Return on average assets (1)	0.49%	0.99%
Return on average common equity (2)	5.60%	12.45%
Net interest margin - tax equivalent (3)	3.68%	3.79%
Efficiency ratio - tax equivalent (3) (4)	58.98%	58.08%
Net charge-offs to average loans	0.34%	0.18%
Nonperforming assets to total assets (period end)	1.66%	0.51%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.19	-57.9%
Stated book value - common	13.53	12.37	9.4%
Tangible book value - common	9.46	8.83	7.1%
Common shares outstanding at end of period	16,620,896	14,387,599
Weighted average common shares outstanding - basic	16,608,625	14,380,599
Weighted average common shares outstanding - diluted	16,617,732	14,446,357

CAPITAL RATIOS
Tangible equity to tangible assets	8.30%	5.45%
Tangible common equity to tangible assets	5.99%	5.45%
Tier I leverage ratio	10.71%	7.95%
Tier I risk-based capital ratio	12.89%	9.10%
Total risk-based capital ratio	14.15%	10.24%

AVERAGE BALANCES ($ in thousands)
Total assets	$2,616,890	2,254,422	16.1%
Loans	2,202,782	1,915,328	15.0%
Earning assets	2,452,479	2,113,394	16.0%
Deposits	2,106,424	1,858,237	13.4%
Interest-bearing liabilities	2,080,757	1,827,163	13.9%
Shareholders’ equity	282,515	178,597	58.2%

 (1)  Calculated by dividing annualized net income available to common shareholders by average assets.
 (2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
 (3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
 (4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

Net interest income - tax equivalent (1)	$22,273	22,675	22,950	21,664	19,928
Taxable equivalent adjustment (1)	163	166	165	163	164
Net interest income	22,110	22,509	22,785	21,501	19,764
Provision for loan losses	4,485	3,437	2,851	2,059	1,533
Noninterest income	4,746	4,952	5,360	5,150	5,195
Noninterest expense	15,937	16,067	15,396	16,157	14,591
Income before income taxes	6,434	7,957	9,898	8,435	8,835
Income taxes	2,353	2,956	3,701	3,157	3,306
Net income	4,081	5,001	6,197	5,278	5,529
Preferred stock dividends and accretion	941	−	−	−	−
Net income available to common shareholders	3,140	5,001	6,197	5,278	5,529

Earnings per common share – basic	0.19	0.30	0.38	0.32	0.38
Earnings per common share – diluted	0.19	0.30	0.37	0.32	0.38
(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

PERIOD END BALANCES ($ in thousands)	March 31, 2009	December 31, 2008	March 31, 2008	One Year Change
Assets	$2,691,550	2,750,567	2,380,134	13.1%
Securities	184,193	187,183	153,018	20.4%
Loans	2,187,466	2,211,315	1,933,855	13.1%
Allowance for loan losses	31,912	29,256	21,992	45.1%
Intangible assets	67,682	67,780	50,941	32.9%
Deposits	2,139,119	2,074,791	1,921,443	11.3%
Borrowings	182,159	367,275	212,394	-14.2%
Shareholders’ equity	285,442	219,868	177,981	60.4%

	For the Three Months Ended
YIELD INFORMATION	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

Yield on loans	5.99%	6.22%	6.44%	6.53%	7.13%
Yield on securities - tax equivalent (1)	4.80%	4.63%	4.89%	5.39%	5.71%
Yield on other earning assets	0.22%	0.74%	2.18%	2.72%	3.49%
Yield on all interest earning assets	5.74%	6.00%	6.26%	6.38%	6.94%

Rate on interest bearing deposits	2.47%	2.72%	2.84%	3.10%	3.56%
Rate on other interest bearing liabilities	1.97%	2.22%	2.92%	3.05%	4.35%
Rate on all interest bearing liabilities	2.42%	2.64%	2.85%	3.09%	3.64%

Interest rate spread - tax equivalent (1)	3.32%	3.36%	3.41%	3.29%	3.30%
Net interest margin - tax equivalent (2)	3.68%	3.70%	3.79%	3.71%	3.79%

Average prime rate	3.25%	4.06%	5.00%	5.08%	6.22%

(1)   See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)   Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

Nonaccrual loans	$35,296	26,600	19,558	17,588	8,799
Restructured loans	3,995	3,995	3,995	3,995	5
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	39,291	30,595	23,553	21,583	8,804
Other real estate	5,428	4,832	4,565	2,934	3,289
Total nonperforming assets	$44,719	35,427	28,118	24,517	12,093
Net charge-offs to average loans - annualized	0.34%	0.38%	0.18%	0.22%	0.18%
Nonperforming loans to total loans	1.80%	1.38%	1.06%	1.00%	0.46%
Nonperforming assets to total assets	1.66%	1.29%	1.04%	0.94%	0.51%
Allowance for loan losses to total loans	1.46%	1.32%	1.26%	1.20%	1.14%